Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Berry Global Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Berry Global Group, Inc. (the Company) as of September 28, 2024 and September 30, 2023, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended September 28, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 28, 2024 and September 30, 2023, and the results of its operations and its cash flows for each of the two years in the period ended September 28, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of September 28, 2024, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated November 26, 2024 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosures to which it relates.

United Kingdom Defined Benefit Pension Obligation
Description of the Matter

At September 28, 2024 the aggregate United Kingdom (UK) defined benefit pension obligation was $543 million. As disclosed in Notes 1 and 7 to the consolidated financial statements, the obligation for these plans are actuarially determined and affected by assumptions, including discount rates and mortality rates.

Auditing the UK defined benefit pension obligation is complex and required the involvement of our actuarial specialists due to the highly judgmental nature of actuarial assumptions (e.g., discount rates and mortality rates) used in the measurement process. These assumptions have a significant effect on the projected benefit obligation.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of controls that address the measurement and valuation of the UK defined benefit pension obligation. This included management’s review of the UK defined benefit pension obligation calculations and the significant actuarial assumptions used by management.

To test the UK defined benefit pension obligation, we performed audit procedures that included, among others, evaluating the methodology used and the significant actuarial assumptions described above. We involved our actuarial specialists to assist with our audit procedures. We compared the actuarial assumptions used by management to historical trends and assessed the individual impact that changes in the key assumptions (discount rate and mortality rate) at year end has on the total benefit pension obligation. As part of this evaluation, we compared management’s selected discount rate to an independently developed range of reasonable discount rates. To evaluate the mortality rate assumption, we assessed whether the information is consistent with recent publicly available information and trends, and whether a consistent approach to developing the mortality assumption was applied.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1991.

Indianapolis, Indiana

November 26, 2024, except for the effects of the discontinued operations as disclosed in Note 2, as to which the date is April 29, 2025

Berry Global Group, Inc.

Consolidated Statements of Income

(in millions of dollars)

	Fiscal years ended
	September 28, 2024	September 30, 2023
Net sales	$10,071	$10,410
Costs and expenses:
Cost of goods sold	8,055	8,372
Selling, general and administrative	784	776
Amortization of intangibles	186	192
Business consolidation and other activities	160	78
Operating income	886	992
Other expense	24	33
Interest expense	307	307
Income from continuing operations before income taxes	555	652
Income tax expense	84	102
Income from continuing operations	471	550
Discontinued operations
Income from discontinued operations	56	90
Income tax expense	11	31
Net Income on discontinued operations (Note 2)	45	59
Net Income	$516	$609

Net income per share:
Basic earnings per share:
Continuing operations	$4.09	$4.58
Discontinued operations	0.39	0.49
Net income	$4.48	$5.07
Diluted earnings per share:
Continuing operations	$4.00	$4.47
Discontinued operations	0.38	0.48
Net income	$4.38	$4.95

Berry Global Group, Inc.

Consolidated Statements of Comprehensive Income

(in millions of dollars)

	Fiscal years ended
	September 28, 2024	September 30, 2023
Net income	$516	$609
Currency translation	111	115
Pension and postretirement benefits	40	(52)
Derivative instruments	(110)	4
Other comprehensive (loss) income	41	67
Comprehensive income	$557	$676

See notes to consolidated financial statements.

Berry Global Group, Inc.

Consolidated Balance Sheets

(in millions of dollars)

	September 28, 2024	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$865	$989
Accounts receivable	1,271	1,257
Inventories	1,369	1,305
Prepaid expenses and other current assets	182	150
Current assets of discontinued operations (Note 2)	887	832
Total current assets	4,574	4,533
Noncurrent assets:
Property, plant and equipment	3,627	3,577
Goodwill and intangible assets	5,588	5,600
Right-of-use assets	602	573
Other assets	152	110
Non-current assets of discontinued operations (Note 2)	2,070	2,194
Total assets	$16,613	$16,587

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,471	$1,262
Accrued employee costs	267	273
Other current liabilities	711	792
Current portion of long-term debt	810	8
Current liabilities of discontinued operations (Note 2)	413	378
Total current liabilities	3,672	2,713
Noncurrent liabilities:
Long-term debt	7,505	8,970
Deferred income taxes	413	512
Employee benefit obligations	152	187
Operating lease liabilities	495	484
Other long-term liabilities	579	304
Non-current liabilities of discontinued operations (Note 2)	189	201
Total liabilities	13,005	13,371

Stockholders’ equity:
Common stock (115.0 and 115.5 shares issued, respectively)	1	1
Additional paid-in capital	1,321	1,231
Retained earnings	2,581	2,320
Accumulated other comprehensive loss	(295)	(336)
Total stockholders’ equity	3,608	3,216
Total liabilities and stockholders’ equity	$16,613	$16,587

See notes to consolidated financial statements.

Berry Global Group, Inc.

Consolidated Statements of Cash Flows

(in millions of dollars)

	Fiscal years ended
	September 28, 2024	September 30, 2023
Cash Flows from Operating Activities:
Net income	$516	$609
Income from discontinued operations	45	59
Income from continuing operations	471	550

Adjustments to reconcile net cash from operating activities:
Depreciation	496	457
Amortization of intangibles	186	192
Non-cash interest (income) expense	(84)	(66)
Share-based compensation expense	39	35
Deferred income tax	(98)	(106)
Other non-cash operating activities, net	20	17
Loss on divestitures	57	—
Settlement of derivatives	26	36
Changes in operating assets and liabilities:
Accounts receivable	2	211
Inventories	(19)	294
Prepaid expenses and other assets	(4)	15
Accounts payable and other liabilities	78	(369)
Operating cash from continuing operations	1,170	1,266
Operating cash from discontinued operations	235	349
Net cash from operating activities	1,405	1,615

Cash Flows from Investing Activities:
Additions to property, plant and equipment, net	(484)	(601)
Acquisition of businesses	(68)	(87)
Divestiture of businesses	47	—
Investing cash used in continuing operations	(505)	(688)
Investing cash used in discontinued operations	(67)	(88)
Net cash used in investing activities	(572)	(776)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	3,150	496
Repayment of long-term borrowings	(3,884)	(869)
Proceeds from issuance of common stock	48	36
Repurchase of common stock	(120)	(601)
Dividends paid	(139)	(127)
Debt financing costs	(21)	(6)
Net cash used in financing activities	(966)	(1,071)
Effect of currency translation on cash	25	25
Net change in cash and cash equivalents	(108)	(207)
Cash and cash equivalents at beginning of period	1,203	1,410
Cash and cash equivalents at end of period	$1,095	$1,203

See notes to consolidated financial statements.

Berry Global Group, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in millions of dollars)

			Accumulated
			Other
		Additional	Comprehensive	Retained
	Common Stock	Paid-in Capital	Loss	Earnings	Total
Balance at October 1, 2022	$1	$1,177	$(403)	$2,421	$3,196
Net income	—	—	—	609	609
Other comprehensive income	—	—	67	—	67
Share-based compensation	—	42	—	—	42
Proceeds from issuance of common stock	—	36	—	—	36
Common stock repurchased and retired	—	(24)	—	(583)	(607)
Dividends paid	—	—	—	(127)	(127)
Balance at September 30, 2023	$1	$1,231	$(336)	$2,320	$3,216
Net income	—	—	—	516	516
Other comprehensive income	—	—	41	—	41
Share-based compensation	—	46	—	—	46
Proceeds from issuance of common stock	—	48	—	—	48
Common stock repurchased and retired	—	(4)	—	(116)	(120)
Dividends paid	—	—	—	(139)	(139)
Balance at September 28, 2024	$1	$1,321	$(295)	$2,581	$3,608

See notes to consolidated financial statements.

Berry Global Group, Inc.

Notes to Consolidated Financial Statements

(in millions of dollars, except as otherwise noted)

1.  Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Berry Global Group, Inc.’s (“Berry,” “we,” or the “Company”) consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commissions. Periods presented in these financial statements include fiscal periods ending September 28, 2024 (“fiscal 2024”) and September 30, 2023 (“fiscal 2023”). The Company’s U.S. based results for fiscal 2024 and fiscal 2023 are based on a fifty-two week period. The Company has evaluated subsequent events through the date the financial statements were issued.

The consolidated financial statements include the accounts of Berry and its subsidiaries, all of which includes our wholly owned and majority owned subsidiaries. The Company has certain foreign subsidiaries that report on a calendar period basis which we consolidate into our respective fiscal period. Intercompany accounts and transactions have been eliminated in consolidation.

On November 4, 2024 (the “Distribution Date”), Berry completed the spin-off and merger (the “spin-off”) of its former Health, Hygiene & Specialties Global Nonwovens and Films business (“HHNF”) with Glatfelter Corporation (“GLT”), to create Magnera Corporation (“Magnera”). To effect the spin-off, each Berry stockholder received 0.276305 shares of Magnera’s common stock for every one share of Berry common stock (which also reflects the 1-13 reverse stock split effected by Magnera on November 4, 2024), held by each such Berry stockholder on the spin-off record date. On November 5, 2024, Magnera’s common stock began trading on the New York Stock Exchange under the symbol “MAGN”. The Company did not retain any equity interest in Magnera.

In accordance with U.S. GAAP, the financial position and results of operations of the HHNF business have been recast and presented as discontinued operations and, as such, have been excluded from continuing operations for all periods presented. With the exception of Note 2, the Notes to the Unaudited Condensed Consolidated Financial Statements reflect the continuing operations of Berry. See Note 2 - Discontinued Operations below for additional information regarding discontinued operations.

Upon completion of the spin-off, Berry has concluded at November 4, 2024 that it has three reportable segments, based on the way the Chief Operating Decision Maker evaluates its financial performance and manages its operations. Prior to the completion of the spin-off, the Company had four reportable segments, Consumer Packaging North America, Consumer Packaging International, Flexibles, and the former Health, Hygiene & Specialties. The Company’s former Health, Hygiene & Specialties reportable segment included the Company’s HHNF business.

Statements in this report that are not of historical fact are forward-looking statements that involve risks and uncertainties that could affect the actual results of the Company. A description of the important factors that could cause Berry’s actual results to differ materially from the forward looking statements contained in this report may be found in this report and Berry’s other reports filed with the Securities and Exchange Commission (the “SEC”). For further information, refer to the consolidated financial statements, footnotes and definitions thereto included in the Company’s Annual Report on Form 10-K for the year ended September 28, 2024, filed with the SEC on November 26, 2024.

Revenue Recognition and Accounts Receivable

Our revenues are primarily derived from the sale of flexible and rigid products. Revenue is recognized when performance obligations are satisfied, in an amount reflecting the consideration to which the Company expects to be entitled. We consider the promise to transfer products to be our sole performance obligation. If the consideration agreed to in a contract includes a variable amount, we estimate the amount of consideration we expect to be entitled to in exchange for transferring the promised goods to the customer using the most likely amount method. Our main sources of variable consideration are customer rebates. There are no material instances where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment, when title and risk of loss pass to the customer. The accrual for customer rebates was $99 million and $94 million at September 28, 2024 and September 30, 2023, respectively, and is included in Other current liabilities on the Consolidated Balance Sheets. The Company disaggregates revenue based on reportable business segment, geography, and significant product line. See Note 11. Segment and Geographic Data.

Accounts receivable are presented net of allowance for credit losses of $17 million and $17 million at September 28, 2024 and September 30, 2023, respectively. The Company records current expected credit losses based on a variety of factors including historical loss experience and current customer financial condition. The changes to our current expected credit losses, write-off activity, and recoveries were not material for any of the periods presented.

The Company has entered into various factoring agreements to sell certain receivables to third-party financial institutions. Agreements which result in true sales of the transferred receivables, which occur when receivables are transferred without recourse to the Company, are reflected as a reduction of trade receivables on the consolidated balance sheets and the proceeds are included in the cash flows from operating activities in the consolidated statements of cash flows.

Research and Development

Research and development costs are expensed when incurred. The Company incurred research and development expenditures of $59 million and $67 million in fiscal 2024 and 2023, respectively.

Share-Based Compensation

The Company recognized total share-based compensation expense in continuing operations of $39 million and $35 million for fiscal 2024 and 2023, respectively. Share-based compensation attributable to discontinued operations was $7 million and $7 million in 2024 and 2023, respectively. The share-based compensation plan is more fully described in Note 10. Stockholders’ Equity.

Foreign Currency

For the non-U.S. subsidiaries that account in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive loss within Stockholders’ equity. Gains and losses resulting from foreign currency transactions are included in the Consolidated Statements of Income.

Cash and Cash Equivalents

All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or net realizable value and are valued using the first-in, first-out method. Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts is charged to cost of goods sold when purchased. We evaluate our reserve for inventory obsolescence on a quarterly basis and review inventory on-hand to determine future salability. We base our determinations on the age of the inventory and the experience of our personnel. We reserve inventory that we deem to be not salable in the quarter in which we make the determination. We believe, based on past history and our policies and procedures, that our net inventory is salable. Inventory as of fiscal 2024 and 2023 was:

Inventories:	2024	2023
Finished goods	$835	$786
Raw materials	534	519
	$1,369	$1,305

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 40 years for buildings and improvements, 2 to 20 years for machinery, equipment, and tooling, and over the term of the agreement for capital leases. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term. Repairs and maintenance costs are charged to expense as incurred. Property, plant and equipment as of fiscal 2024 and 2023 was:

Property, plant and equipment:	2024	2023
Land, buildings and improvements	$1,362	$1,309
Equipment and construction in progress	6,520	6,096
	7,882	7,405
Less accumulated depreciation	(4,255)	(3,828)
	$3,627	$3,577

Long-lived Assets

Long-lived assets, including property, plant and equipment and definite lived intangible assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment,” whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations.

Goodwill

The changes in the carrying amount of goodwill by reportable segment are as follows:

	Consumer	Consumer
	Packaging	Packaging
	International	North America	Flexibles	Total
Balance as of fiscal 2022	$1,712	$1,540	$798	$4,050
Foreign currency translation adjustment	81	1	17	99
Acquisitions	—	38	—	38
Balance as of fiscal 2023	$1,793	$1,579	$815	$4,187
Foreign currency translation adjustment	107	(1)	16	122
Acquisitions	—	35	—	35
Dispositions	(49)	—	—	(49)
Balance as of fiscal 2024	$1,851	$1,613	$831	$4,295

In fiscal year 2024, the Company completed a qualitative analysis to evaluate impairment of goodwill and concluded that it was more likely than not that the fair value for each reporting unit exceeded the carrying amount. We reached this conclusion based on the stable valuations within the packaging industry and operating results of our reporting units. As a result of our annual impairment evaluations the Company concluded that no impairment existed in fiscal 2024.

Deferred Financing Fees

Deferred financing fees are amortized to interest expense using the effective interest method over the lives of the respective debt agreements. Pursuant to ASC 835-30, the Company presents $31 million and $34 million as of fiscal 2024 and fiscal 2023, respectively, of debt issuance and deferred financing costs on the balance sheet as a deduction from the carrying amount of the related debt liability, instead of a deferred charge.

Intangible Assets

The changes in the carrying amount of intangible assets are as follows:

	Customer		Other	Accumulated
	Relationships	Trademarks	Intangibles	Amortization	Total
Balance as of fiscal 2022	$2,548	$449	$44	$(1,527)	$1,514
Foreign currency translation adjustment	63	11	—	(21)	53
Amortization expense	—	—	—	(192)	(192)
Acquisitions	35	3	—	—	38
Balance as of fiscal 2023	$2,646	$463	$44	$(1,740)	$1,413
Foreign currency translation adjustment	69	13	—	(38)	44
Amortization expense	—	—	—	(186)	(186)
Acquisitions	18	1	3	—	22
Balance as of fiscal 2024	$2,733	$477	$47	$(1,964)	$1,293

Customer relationships are being amortized using an accelerated amortization method which corresponds with the customer attrition rates used in the initial valuation of the intangibles over the estimated life of the relationships which range from 5 to 17 years. Definite lived trademarks are being amortized using the straight-line method over the estimated life of the assets which are not more than 15 years. Other intangibles, which include technology and licenses, are being amortized using the straight-line method over the estimated life of the assets which range from 5 to 14 years. The Company has trademarks that total $207 million that are indefinite lived and we test annually for impairment on the first day of the fourth quarter. We completed the annual impairment test of our indefinite lived trade names utilizing the qualitative method in each year and noted no impairment.

Future amortization expense for definite lived intangibles as of fiscal 2024 for the next five fiscal years is $180 million, $170 million, $138 million, $124 million, and $110 million each year for fiscal years ending 2025, 2026, 2027, 2028, and 2029, respectively.

Insurable Liabilities

The Company records liabilities for the self-insured portion of workers’ compensation, health, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated based upon historical claims experience.

Leases

The Company leases certain manufacturing facilities, warehouses, office space, manufacturing equipment, office equipment, and automobiles. We recognize right-of-use assets and lease liabilities for leases with original lease terms greater than one year based on the present value of lease payments over the lease term using our incremental borrowing rate on a collateralized basis. Short-term leases, with original lease terms of less than one year, are not recognized on the balance sheet. We are party to certain leases, namely for manufacturing facilities, which offer renewal options to extend the original lease term. Renewal options are included in the right-of-use asset and lease liability based on our assessment of the probability that the options will be exercised. See Note 6. Commitments, Leases and Contingencies.

At September 28, 2024, annual lease commitments were as follows:

Fiscal Year	Operating Leases	Finance Leases
2025	$118	$9
2026	105	11
2027	94	3
2028	79	2
2029	64	1
Thereafter	295	8
Total lease payments	755	34
Less: Interest	(137)	(5)
Present value of lease liabilities	$618	$29

Income Taxes

The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the period in which the underlying transactions are recorded. Deferred taxes, with the exception of non-deductible goodwill, are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value. The Company recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company’s effective tax rate is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes net unrealized gains or losses resulting from currency translations of foreign subsidiaries, changes in the value of our derivative instruments and adjustments to the pension liability.

The accumulated balances related to each component of other comprehensive income (loss), net of tax before reclassifications were as follows:

		Defined Benefit
	Currency	Pension and Retiree	Derivative	Accumulated Other
	Translation	Health Benefit Plans	Instruments	Comprehensive Loss
Balance as of fiscal 2022	$(455)	$(32)	$84	$(403)
Other comprehensive income (loss)	115	(53)	39	101
Net amount reclassified from accumulated other comprehensive income (loss)	—	1	(35)	(34)
Balance as of fiscal 2023	$(340)	$(84)	$88	$(336)
Other comprehensive income (loss)	111	40	(70)	81
Net amount reclassified from accumulated other comprehensive income (loss)	—	—	(40)	(40)
Balance as of fiscal 2024	$(229)	$(44)	$(22)	$(295)

Pension

The accounting for our pension plans requires us to recognize the overfunded or underfunded status of the pension plans on our balance sheet. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by our actuaries. Pension benefit costs include assumptions for the discount rate, mortality rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. We review annually the discount rate used to calculate the present value of pension plan liabilities. The discount rate used at each measurement date is set based on a high-quality corporate bond yield curve, derived based on bond universe information sourced from reputable third-party indices, data providers, and rating agencies. In countries where there is no deep market in corporate bonds, we have used a government bond approach to set the discount rate. In evaluating other assumptions, the Company considers many factors, including an evaluation of expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers.

Net Income Per Share

The Company calculates basic net income per share based on the weighted-average number of outstanding common shares. The Company calculates diluted net income per share based on the weighted-average number of outstanding common shares plus the effect of dilutive securities.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07 “Segment Reporting (Topic 280): Improvements to Reporting Segment Disclosures.” The ASU was issued to improve reportable segment disclosure requirements, primarily through enhanced disclosures of significant segment expenses that are regularly provided to the chief operating decision maker and included within segment profit and loss. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted, and applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of adopting this guidance.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The ASU was issued to improve transparency and disclosure requirements for the rate reconciliation, income taxes paid and other tax disclosures. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted, and may be applied either prospectively or retrospectively. The Company is currently evaluating the impact of adopting this guidance.

2.  Discontinued Operations

As discussed in Note 1 above, on November 4, 2024, the Company completed the spin-off of HHNF and the requirements for the presentation of HHNF as a discontinued operation were met on that date. Accordingly, HHNF’s historical financial results have been recast and are presented as discontinued operations. The significant accounting policies described in Note 1 are also applicable to the HHNF discontinued operations. With the exception of Note 2, the Notes to the Consolidated Financial Statements reflect the continuing operations of Berry. Berry’s reportable segments were impacted by the divestiture of the HHNF business. As a result of classifying the HHNF business as discontinued operations, Berry is now comprised of three reportable segments: Consumer Packaging International, Consumer Packaging North America, and Flexibles. The Company did not allocate any general corporate overhead or interest expense to discontinued operations.

The following table presents the financial results of HHNF (dollars in millions).

	Year Ended
	September 28, 2024	September 30, 2023
Net sales	$2,187	$2,254
Cost of sales	1,950	1,982
Selling, general and administrative expenses	108	110
Amortization of intangibles	48	51
Business consolidation and other activities	30	24
Operating income	51	87
Interest expense (income)	4	(1)
Other expense (income)	(9)	(2)
Income before income taxes	56	90
Income tax expense	11	31
Net income from discontinued operations	45	59

The Company has incurred $19 million during fiscal 2024 in separation costs related to the spin-off of HHNF, and is reported in Business consolidation and other activities. These costs are primarily related to professional fees associated with planning the spin-off.

The following table summarizes the carrying value of major classes of assets and liabilities of HHNF, reclassified as assets and liabilities of discontinued operations at September 28, 2024 and September 30, 2023.

	September 28, 2024	September 30, 2023
Assets
Cash and cash equivalents	$230	$214
Receivables, net	333	311
Inventories, net	262	252
Other current assets	62	55
Total current assets, discontinued operations	$887	$832

Property, plant and equipment, net	$948	$999
Goodwill and intangibles, net	1,036	1,084
Right of use asset	49	52
Other assets	37	59
Total non-current assets, discontinued operations	$2,070	$2,194

Liabilities
Accounts payable	$295	$266
Other current liabilities	118	112
Total current liabilities, discontinued operations	$413	$378

Deferred income taxes	$62	$61
Operating lease liability	39	41
Other non-current liabilities	88	99
Total non-current liabilities, discontinued operations	$189	$201

3.  Acquisitions and Dispositions

F&S Tool Inc.

In April 2024, the Company acquired F&S Tool Inc. (“F&S”), a leading manufacturer of high output, high efficiency injection molding applications, for a purchase price of $68 million. The Company used existing liquidity to finance the acquisition, and the business is operated within the Consumer Packaging North America segment. The F&S acquisition has been accounted for under the purchase method of accounting, and has not finalized the allocation of the purchase price to the fair value of the assets and liabilities assumed. The preliminary estimated fair value of assets acquired and liabilities assumed consisted of working capital of $3 million, property and equipment of $19 million, intangible assets of $22 million, goodwill of $35 million, and net other long-term liabilities of $11 million. The Company has recognized goodwill on this transaction primarily as a result of expected cost synergies and does not expect goodwill to be deductible for tax purposes.

Divestitures

During fiscal 2024, the Company completed the sale of its Promens Vehicles and Strata businesses, which were operated in the Consumer Packaging International segment for net proceeds of $25 million and $22 million, respectively. In fiscal 2023, the Promens Vehicles business recorded net sales of $111 million and Strata recorded $56 million.

4.  Long-Term Debt

Long-term debt consists of the following:

Facility	Maturity Date	2024	2023
Term loan	July 2029	$1,538	$—
Term loan	July 2026	—	3,090
Revolving line of credit	June 2028	—	—
0.95% First Priority Senior Secured Notes	February 2024	—	279
1.00% First Priority Senior Secured Notes (a)	January 2025	783	741
1.57% First Priority Senior Secured Notes	January 2026	1,525	1,525
4.875% First Priority Senior Secured Notes	July 2026	750	1,250
1.65% First Priority Senior Secured Notes	January 2027	400	400
1.50% First Priority Senior Secured Notes (a)	January 2027	419	397
5.50% First Priority Senior Secured Notes	April 2028	500	500
5.80% First Priority Senior Secured Notes	June 2031	800	—
5.65% First Priority Senior Secured Notes	January 2034	800	—
4.50% Second Priority Senior Secured Notes	February 2026	291	291
5.625% Second Priority Senior Secured Notes	July 2027	500	500
Debt discounts and deferred fees		(31)	(34)
Finance leases and other	Various	40	39
Total long-term debt		8,315	8,978
Current portion of long-term debt		(810)	(8)
Long-term debt, less current portion		$7,505	$8,970

(a)	Euro denominated

During fiscal 2024, the Company extended the maturity date of $1,550 million of its outstanding term loans to July 2029. In addition, the Company issued $800 million aggregate principal amount of 5.65% First Priority Senior Secured Notes due 2034, and another $800 million aggregate principal amount of 5.80% First Priority Senior Secured Notes due 2031. The proceeds from the 5.65% First Priority Notes were used to prepay the 0.95% First Priority Senior Secured Notes due in February 2024 and a portion of the existing term loan due in July 2026. The proceeds from the 5.80% First Priority Notes were used to repurchase a portion of the 4.875% First Priority Senior Secured Notes due in July 2026 and to prepay a portion of the existing term loan due in July 2026

Debt discounts and deferred financing fees are presented net of Long-term debt, less the current portion on the Consolidated Balance Sheets and are amortized to Interest expense on the Consolidated Statements of Income through maturity.

Berry Global, Inc. Senior Secured Credit Facility

Our wholly owned subsidiary Berry Global, Inc.’s senior secured credit facilities consist of $1.5 billion of term loans and a $1.0 billion asset-based revolving line of credit. The availability under the revolving line of credit is the lesser of $1.0 billion or based on a defined borrowing base which is calculated based on available accounts receivable and inventory. At the end of the fiscal year, the Company had unused borrowing capacity of $802 million under the revolving line of credit.

The term loan facility is payable upon maturity. The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans. All obligations under the senior secured credit facilities are unconditionally guaranteed by the Company and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of each domestic subsidiary guarantor.

Despite not having financial maintenance covenants, our debt agreements contain certain negative covenants. We are in compliance with all covenants as of September 28, 2024. The failure to comply with these negative covenants could restrict our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.

Future maturities of long-term debt as of fiscal year end 2024 are as follows:

Fiscal Year	Maturities
2025	$810
2026	2,593
2027	1,344
2028	504
2029	1,489
Thereafter	1,606
$8,346

Net cash interest was $425 million and $377 million in fiscal 2024 and 2023, respectively.

5.  Financial Instruments and Fair Value Measurements

In the normal course of business, the Company is exposed to certain risks arising from business operations and economic factors. The Company may use derivative financial instruments to help manage exposure to fluctuations in interest rates and foreign currencies. These financial instruments are not used for trading or other speculative purposes. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation.

To the extent hedging relationships are found to be effective, changes in the fair value of the derivatives are offset by changes in the fair value of the related hedged item and recorded to Accumulated other comprehensive loss. Changes in the fair value of a derivative not designated as a hedge, are recorded to the Consolidated Statements of Income.

Cross-Currency Swaps

The Company is party to certain cross-currency swaps to hedge a portion of our foreign currency risk. Both the euro (€1,625 million) and the pound sterling (£700 million) swap agreements mature in June 2026. In addition to cross-currency swaps, we hedge a portion of our foreign currency risk by designating foreign currency denominated long-term debt as net investment hedges of certain foreign operations. As of September 28, 2024, we had outstanding long-term debt of €379 million that was designated as a hedge of our net investment in certain euro-denominated foreign subsidiaries. When valuing cross-currency swaps the Company utilizes Level 2 inputs (substantially observable).

Interest Rate Swaps

The primary purpose of the Company’s interest rate swap activities is to manage interest expense fluctuations associated with our outstanding variable rate term loan debt. When valuing interest rate swaps the Company utilizes Level 2 inputs (substantially observable).

During fiscal 2024, the Company elected to cash settle existing interest rate swaps and received net proceeds of $26 million. The offset is included in Accumulated other comprehensive loss and is being amortized to Interest expense through the term of the original swaps. Following the settlement, the Company entered into interest rate swaps with matching notional amounts with expiration in June 2029.

As of September 28, 2024, the Company effectively had (i) a $450 million interest rate swap transaction that swaps a one-month variable SOFR contract for a fixed annual rate of 4.553%, (ii) a $400 million interest rate swap transaction that swaps a one-month variable SOFR contract for a fixed annual rate of 4.008%, (iii) a $500 million interest rate swap transaction that swaps a one-month variable SOFR contract for a fixed annual rate of 4.648%. The Company’s interest rate swap transactions all expire in June 2029.

Balances of our derivative instruments on a gross basis are as follows:

Derivative Instruments	Hedge Designation	Balance Sheet Location	2024	2023
Cross-currency swaps	Designated	Other current liabilities	—	66
Cross-currency swaps	Designated	Other long-term liabilities	271	19
Interest rate swaps	Designated	Other assets	—	36
Interest rate swaps	Not designated	Other assets	—	8
Interest rate swaps	Designated	Other long-term liabilities	75	—
Interest rate swaps	Not designated	Other long-term liabilities	62	104

The effect of the Company’s derivative instruments on the Consolidated Statements of Income is as follows:

Derivative instruments	Statements of Income Location	2024	2023
Cross-currency swaps	Interest expense	$(32)	$(41)
Interest rate swaps	Interest expense	(77)	(59)

The amortization related to unrealized losses in Accumulated other comprehensive loss is expected to be $19 million in the next 12 months. The Company’s financial instruments consist primarily of cash and cash equivalents, long-term debt, interest rate swap agreements, cross-currency swap agreements and capital lease obligations. The book value of our long-term indebtedness exceeded fair value by $35 million as of fiscal 2024 and by $381 million as of fiscal 2023. The Company’s long-term debt fair values were determined using Level 2 inputs as other significant observable inputs were not available.

Non-recurring Fair Value Measurements

The Company has certain assets that are measured at fair value on a non-recurring basis when impairment indicators are present or when the Company completes an acquisition. The Company adjusts certain long-lived assets to fair value only when the carrying values exceed the fair values. The categorization of the framework used to value the assets is considered Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value.

Included in the following tables are the major categories of assets and their current carrying values, along with the impairment loss recognized on the fair value measurement for the fiscal years then ended:

	2024
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite lived trademarks	$—	$—	$207	$207	$—
Goodwill	—	—	4,295	4,295	—
Definite lived intangible assets	—	—	1,086	1,086	—
Property, plant and equipment	—	—	3,627	3,627	15
Total	$—	$—	$9,215	$9,215	$15

	2023
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite lived trademarks	$—	$—	$207	$207	$—
Goodwill	—	—	4,187	4,187	—
Definite lived intangible assets	—	—	1,206	1,206	—
Property, plant and equipment	—	—	3,577	3,577	5
Total	$—	$—	$9,177	$9,177	$5

6.  Commitments, Leases and Contingencies

The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.

Collective Bargaining Agreements

At the end of fiscal 2024, we employed approximately 36,000 employees, and approximately 14% of those employees were covered by collective bargaining agreements. The majority of these agreements are due for renegotiation annually.

Leases

Supplemental lease information is as follows:

Leases	Classification	2024	2023
Operating leases:
Operating lease right-of-use assets	Right-of-use asset	$602	$573
Current operating lease liabilities	Other current liabilities	123	105
Noncurrent operating lease liabilities	Operating lease liability	495	484
Finance leases:
Finance lease right-of-use assets	Property, plant, and equipment, net	$27	$23
Current finance lease liabilities	Current portion of long-term debt	6	7
Noncurrent finance lease liabilities	Long-term debt, less current portion	23	19

Lease Type	Cash Flow Classification	Lease Expense Category	2024	2023
Operating leases	Operating cash flows	Lease cost	$133	$129
Finance leases	Operating cash flows	Interest expense	2	1
Finance leases	Financing cash flows	—	7	5
Finance leases	—	Amortization of right-of-use assets	6	6

	2024	2023
Weighted-average remaining lease term - operating leases	9 years	10 years
Weighted-average remaining lease term - finance leases	6 years	3 years
Weighted-average discount rate - operating leases	5.3%	5.1%
Weighted-average discount rate - finance leases	5.8%	4.5%

Right-of-use assets obtained in exchange for new operating lease liabilities were $98 million for fiscal 2024.

Litigation

The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position, results of operations or cash flows.

7.  Income Taxes

The Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. Federal, State and foreign income taxes. Significant components of income tax expense for the fiscal years ended are as follows:

	2024	2023
Current
U.S.
Federal	$78	$112
State	11	20
Non-U.S.	93	76
Total current	182	208

Deferred:
U.S.
Federal	(11)	(31)
State	(9)	(26)
Non-U.S.	(78)	(49)
Total deferred	(98)	(106)
Expense for income taxes	$84	$102

U.S. income from continuing operations before income taxes was $285 million and $326 million for fiscal 2024 and 2023, respectively. Non-U.S. income from continuing operations before income taxes was $270 million and $326 million for fiscal 2024 and 2023, respectively. The Company paid cash taxes of $264 million and $211 million in fiscal 2024 and 2023, respectively.

The reconciliation between U.S. Federal income taxes at the statutory rate and the Company’s benefit for income taxes on continuing operations for fiscal years ended are as follows:

	2024	2023
U.S. Federal income tax expense at the statutory rate	$116	$137
Adjustments to reconcile to the income tax provision:
U.S. state income tax expense	8	—
Federal and state credits	(14)	(17)
Share-based compensation	(3)	—
Tax law changes	—	—
Withholding taxes	5	8
Changes in foreign valuation allowance	14	8
Foreign income taxed in the U.S.	5	16
Rate differences between U.S. and foreign	(25)	(24)
Uncertain tax positions, net	(8)	(20)
Other	(14)	(6)
Expense for income taxes	$84	$102

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability as of fiscal years ended are as follows:

	2024	2023
Deferred tax assets:
Accrued liabilities and reserves	$91	$72
Inventories	9	9
Net operating loss carryforward	200	167
Interest expense carryforward	168	129
Derivatives	30	—
Lease liability	155	152
Research and development credit carryforward	13	13
Federal and state tax credits	16	11
Capitalization research and development expenditures	67	40
Other	14	10
Total deferred tax assets	763	603
Valuation allowance	(106)	(94)
Total deferred tax assets, net of valuation allowance	657	509
Deferred tax liabilities:
Property, plant and equipment	407	400
Intangible assets	353	377
Derivatives	—	22
Leased asset	152	148
Other	19	21
Total deferred tax liabilities	931	968
Net deferred tax liability	$(274)	$(459)

The Company had $139 million of net deferred tax assets recorded in Other assets, and $413 million of net deferred tax liabilities recorded in Deferred income taxes on the Consolidated Balance Sheets.

As of September 28, 2024, the Company has recorded deferred tax assets related to federal, state, and foreign net operating losses, interest expense, and tax credits. These attributes are spread across multiple jurisdictions and generally have expiration periods beginning in 2025 while a portion remains available indefinitely. Each attribute has been assessed for realization and a valuation allowance is recorded against the deferred tax assets to bring the net amount recorded to the amount more likely than not to be realized. The valuation allowance against deferred tax assets was $106 million and $94 million as of the fiscal years ended 2024 and 2023, respectively, related to the foreign and U.S. federal and state operations.

The Company is permanently reinvested except to the extent the foreign earnings are previously taxed or to the extent that we have sufficient basis in our non-U.S. subsidiaries to repatriate earnings on an income tax free basis.

Uncertain Tax Positions

The following table summarizes the activity related to our gross unrecognized tax benefits for fiscal years ended:

	2024	2023
Beginning unrecognized tax benefits	$89	$102
Gross increases – tax positions in prior periods	9	17
Gross decreases – tax positions in prior periods	(2)	(11)
Gross increases – current period tax positions	7	11
Gross increases – from acquisition	3	—
Settlements	(3)	—
Lapse of statute of limitations	(16)	(30)
Ending unrecognized tax benefits	$87	$89

As of fiscal year end 2024, the amount of unrecognized tax benefit that, if recognized, would affect our effective tax rate was $86 million and we had $27 million accrued for payment of interest and penalties related to our uncertain tax positions. Our penalties and interest related to uncertain tax positions are included in income tax expense.

As a result of global operations, we file income tax returns in the U.S. federal, various state and local, and foreign jurisdictions and are routinely subject to examination by taxing authorities throughout the world. Excluding potential adjustments to net operating losses, the U.S. federal and state income tax returns are no longer subject to income tax assessments for years before 2019. With few exceptions, the major foreign jurisdictions are no longer subject to income tax assessments for year before 2016.

8.  Retirement Plans

The Company sponsors defined contribution retirement plans covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for these plans was $40 million and $40 million for fiscal 2024 and 2023, respectively.

The majority of the North American and UK defined benefit pension plans, which cover certain manufacturing facilities, are closed to future entrants. The assets of all the plans are held in a separate trustee administered fund to meet long-term liabilities for past and present employees. The majority, $68 million, of Mainland Europe’s total underfunded status relates to non-contributory pension plans within our German operations. There is no external funding for these plans although they are secured by insolvency insurance required under German law. In general, the plans provide a fixed retirement benefit not related to salaries and are closed to new entrants.

The net amount of liability recognized is included in Employee Benefit Obligations on the Consolidated Balance Sheets. The Company uses fiscal year end as a measurement date for the retirement plans.

	2024				2023
Change in Projected	North		Mainland		North		Mainland
Benefit Obligations (PBO)	America	UK	Europe	Total	America	UK	Europe	Total
Beginning of period	$218	$505	$131	$854	$252	$480	$124	$856
Service cost	—	—	4	4	—	—	4	4
Interest cost	11	28	5	44	12	26	5	43
Currency	—	40	7	47	—	54	11	65
Actuarial loss (gain)	12	(1)	5	16	(10)	(26)	(5)	(41)
Benefit settlements	—	—	(3)	(3)	(20)	—	(1)	(21)
Benefits paid	(15)	(29)	(7)	(51)	(16)	(29)	(7)	(52)
End of period	$226	$543	$142	$911	$218	$505	$131	$854

	2024				2023
Change in Fair	North		Mainland		North		Mainland
Value of Plan Assets	America	UK	Europe	Total	America	UK	Europe	Total
Beginning of period	$221	$414	$43	$678	$228	$446	$40	$714
Currency	—	35	3	38	—	51	2	53
Return on assets	42	39	1	82	29	(73)	1	(43)
Contributions	—	26	9	35	—	19	8	27
Benefit settlements	—	—	(3)	(3)	(20)	—	(1)	(21)
Benefits paid	(15)	(29)	(7)	(51)	(16)	(29)	(7)	(52)
End of period	$248	$485	$46	$779	$221	$414	$43	$678

Underfunded status	$22	$(58)	$(96)	$(132)	$3	$(91)	$(88)	$(176)

At the end of fiscal 2024, the Company had $59 million of net unrealized losses recorded in Accumulated other comprehensive loss on the Consolidated Balance Sheets. The Company expects less than $1 million to be realized in fiscal 2025.

The following table presents key weighted-average assumptions used to determine benefit obligation and benefit cost for the fiscal years ended:

	2024
	North		Mainland
(Percentages)	America	UK	Europe
Weighted-average assumptions:
Discount rate for benefit obligation	4.7	5.0	3.3
Discount rate for net benefit cost	5.6	5.0	4.2
Expected return on plan assets for net benefit costs	6.1	6.8	2.7

	2023
	North		Mainland
(Percentages)	America	UK	Europe
Weighted-average assumptions:
Discount rate for benefit obligation	5.6	5.5	4.1
Discount rate for net benefit cost	5.1	5.2	3.7
Expected return on plan assets for net benefit costs	6.1	5.7	2.6

In evaluating the expected return on plan assets, Berry considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisors. The return on plan assets is derived from target allocations and historical yield by asset type. A one quarter of a percentage point reduction of expected return on pension assets, mortality rate or discount rate applied to the pension liability would result in an immaterial change to the Company’s pension expense.

In accordance with the guidance from the FASB for employers’ disclosure about postretirement benefit plan assets the table below discloses fair values of each pension plan asset category and level within the fair value hierarchy in which it falls. There were no material changes or transfers between level 3 assets and the other levels.

Fiscal 2024 Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$23	$—	$—	$23
U.S. large cap comingled equity funds	72	—	—	72
U.S. mid cap equity mutual funds	15	—	—	15
U.S. small cap equity & Corporate bond mutual funds	5	—	—	5
International equity mutual funds	2	113	—	115
Real estate equity investment funds	—	—	72	72
Corporate bonds	7	149	82	238
International fixed income funds	—	193	—	193
International insurance policies	—	—	46	46
Total	$124	$455	$200	$779

Fiscal 2023 Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$23	$—	$—	$23
U.S. large cap comingled equity funds	80	—	—	80
U.S. mid cap equity mutual funds	33	—	—	33
U.S. small cap equity & Corporate bond mutual funds	2	—	—	2
International equity mutual funds	6	33	—	39
Real estate equity investment funds	—	21	105	126
Corporate bonds	—	97	70	167
International fixed income funds	6	158	—	164
International insurance policies	—	—	44	44
Total	$150	$309	$219	$678

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal year end:

	North America	UK	Mainland Europe	Total
2025	$17	$31	$9	$57
2026	16	32	8	56
2027	16	33	6	55
2028	17	34	8	59
2029	17	34	11	62
2030-2034	78	184	50	312

Net pension expense is recorded in Cost of goods sold and included the following components as of fiscal years ended:

	2024	2023
Service cost	$4	$4
Interest cost	44	43
Amortization of net actuarial loss	—	1
Expected return on plan assets	(42)	(46)
Net periodic benefit expense (income)	$6	$2

Our defined benefit pension plan asset allocations as of fiscal years ended are as follows:

Asset Category	2024	2023
Equity securities and equity-like instruments	35%	41%
Debt securities and debt-like	56	49
International insurance policies	6	7
Other	3	3
Total	100%	100%

The Company’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions. The retirement plans held $15 million of the Company’s stock at the end of fiscal 2024. The Company re-addresses the allocation of its investments on a regular basis.

9.  Business Consolidation and Other Activities

In fiscal 2023, the Company initiated business consolidation cost savings initiatives including plant rationalization, in all three segments as part a 2023 cost savings initiative plan. The Company currently expects total business consolidation cash and non-cash expense to be approximately $250 million, with the operations savings intended to counter general economic softness. The initiatives are expected to be fully implemented by the end of fiscal 2025. During fiscal 2024 and 2023 the Company did not shut down any facilities with significant net sales.

The table below includes the significant components of our business consolidation and other activities recognized for the fiscal years ended, by reporting segment:

	2024	2023
Consumer Packaging International	$123	$50
Consumer Packaging North America	11	23
Flexibles	26	5
Total	$160	$78

Other activities consist of acquisition, divestiture and other business optimization related costs. The table below sets forth the activity with respect to the charges and the impact on our accrued reserves:

	Business Consolidation (a)
	Employee		Non-cash
	Severance	Facility	Impairment	Other
	and Benefits	Exit Costs	Charges	Activities	Total
Balance as of fiscal 2022	$2	$3	$—	$—	$5
Charges	31	21	5	21	78
Non-cash items	—	—	(5)	—	(5)
Cash	(23)	(23)	—	(21)	(67)
Balance as of fiscal 2023	$10	$1	$—	$—	$11
Charges	41	21	15	83	160
Non-cash items	—	—	(15)	(63)	(78)
Cash	(22)	(22)	—	(20)	(64)
Balance as of fiscal 2024	$29	$—	$—	$—	$29

(a)	Since 2022, cumulative costs attributed to business consolidation programs total $153 million.

10.  Stockholders’ Equity

Share Repurchases

During fiscal 2024, the Company repurchased approximately 2.0 million shares for $120 million, at an average price of $59.39. During fiscal 2023, the Company repurchased approximately 9.8 million shares for $607 million, at an average price of $61.00.

All share repurchases were immediately retired. Common stock was reduced by the number of shares retired at $0.01 par value per share. The Company allocates the excess purchase price over par value between additional paid-in capital and retained earnings. As of fiscal 2024, authorized repurchases of $321 million remain available to the Company.

Equity Incentive Plans

The Company has shareholder-approved stock plans under which options and restricted stock units have been granted to employees at the market value of the Company’s stock on the date of grant. The impact on equity incentive plans from discontinued operations is not material. In fiscal 2021, the Company amended the 2015 Berry Global Group, Inc. Long-Term Incentive Plan to authorize the issuance of 20.8 million shares, an increase of 8.3 million shares from the previous authorization. The intrinsic value of options exercised in fiscal 2024 was $34 million.

Information related to the equity incentive plans as of the fiscal years ended are as follows:

	2024		2023
	Number	Weighted	Number	Weighted
	of Shares	Average	of Shares	Average
	(in thousands)	Exercise Price	(in thousands)	Exercise Price
Options outstanding, beginning of period	11,836	$49.36	11,656	$47.33
Options granted	1,086	64.62	1,343	56.93
Options exercised	(1,411)	37.78	(1,041)	35.85
Options forfeited or cancelled	(110)	53.63	(122)	53.96
Options outstanding, end of period	11,401	$52.21	11,836	$49.36

Option price range at end of period	$21.00-66.47		$21.00-66.47
Options exercisable at end of period	7,898		7,349
Weighted average fair value of options granted during period	$21.25		$17.53

Generally, options vest annually in equal installments commencing one year from the date of grant and have a vesting term of either four or five years, depending on the grant date, and an expiration term of 10 years from the date of grant. The fair value for options granted has been estimated at the date of grant using a Black-Scholes model using the following key assumptions:

	2024	2023
Risk-free interest rate	4.5%	3.8%
Dividend yield	1.7%	1.7%
Volatility factor	30.6%	31.0%

The following table summarizes information about the options outstanding as of fiscal 2024:

Intrinsic Value	Weighted	Number	Intrinsic Value	Unrecognized	Weighted
of Outstanding	Remaining	Exercisable	of Exercisable	Compensation	Recognition
(in millions)	Contractual Life	(in thousands)	(in millions)	(in millions)	Period
$119	5.4 years	7,898	$102	$50	1.1 years

The Company’s issued restricted stock units generally vest in equal installments over four years. Compensation cost is recorded based upon the fair value of the shares at the grant date.

	2024		2023
	Number	Weighted	Number	Weighted
	of Shares	Average	of Shares	Average
	(in thousands)	Grant Price	(in thousands)	Grant Price
Awards outstanding, beginning of period	660	$58.82	354	$61.99
Awards granted	525	61.95	434	56.93
Awards vested	(215)	58.74	(105)	61.46
Awards forfeited or cancelled	(25)	60.93	(23)	59.75
Awards outstanding, end of period	945	$60.52	660	$58.82

The Company had equity incentive shares available for grant of 2.9 million and 5.0 million as of September 28, 2024 and September 30, 2023, respectively.

11.  Segment and Geographic Data

Berry’s operations historically included four reporting segments: Consumer Packaging International, Consumer Packaging North America, Flexibles, and Health, Hygiene & Specialties. The structure is designed to align us with our customers, provide improved service, and drive future growth in a cost efficient manner.

Berry’s reportable segments were impacted by the divestiture of the HHNF business. As a result of classifying the HHNF business as discontinued operations, Berry is now comprised of three reportable segments: Consumer Packaging International, Consumer Packaging North America, and Flexibles. The financial information reported for Consumer Packaging International, Consumer Packaging North America, and Flexibles are presented in the following tables:

	2024	2023
Net sales
Consumer Packaging International	$3,843	$4,032
Consumer Packaging North America	3,122	3,121
Flexibles	3,106	3,257
Total	$10,071	$10,410

Operating income
Consumer Packaging International	$180	$275
Consumer Packaging North America	356	333
Flexibles	350	384
Total	$886	$992

Depreciation and amortization
Consumer Packaging International	$322	$310
Consumer Packaging North America	227	217
Flexibles	133	122
Total	$682	$649

	2024	2023
Total assets:
Consumer Packaging International	$6,554	$6,217
Consumer Packaging North America	4,321	4,312
Flexibles	2,781	3,032
Total assets	$13,656	$13,561

Selected information by geographical region is presented in the following tables:

	2024	2023
Net sales:
United States and Canada	$5,790	$5,923
Europe	3,784	3,971
Rest of world	497	516
Total net sales	$10,071	$10,410

	2024	2023
Long-lived assets:
United States and Canada	$5,550	$5,565
Europe	3,525	3,462
Rest of world	894	833
Total long-lived assets	$9,969	$9,860

Selected information by product line is presented in the following tables:

(in percentages)	2024	2023
Net sales:
Packaging	79%	76%
Non-packaging	21	24
Consumer Packaging International	100%	100%

Containers & Food Service	66%	66%
Closures, Bottles & Specialties	34	34
Consumer Packaging North America	100%	100%

Core Films	53%	54%
Retail & Industrial	47	46
Flexibles	100%	100%

12.  Net Income per Share

Basic net income or earnings per share (“EPS”) is calculated by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted EPS includes the effects of options and restricted stock units, if dilutive.

The following tables provide a reconciliation of the numerator and denominator of the basic and diluted EPS calculations:

(in millions, except per share amounts)	2024	2023
Numerator
Consolidated net income	$516	$609
Denominator
Weighted average common shares outstanding - basic	115.1	120.1
Dilutive shares	2.6	2.9
Weighted average common and common equivalent shares outstanding - diluted	117.7	123.0

Per common share earnings
Basic	$4.48	$5.07
Diluted	$4.38	$4.95

2 million and 1 million shares were excluded from the fiscal 2024 and 2023 diluted EPS calculation, respectively, as their effect would be anti-dilutive.

13.  Subsequent Events

Closing of Spin-Off

In February 2024, the Company announced plans for a spin-off and merger of our Health, Hygiene & Specialties Global Nonwovens and Films business (HHNF) with Glatfelter Corporation (GLT). The spin-off occurred on November 4, 2024 and the historical business will be presented as a Discontinued Operation in future filings.

Tapes

On November 24, 2024, the Company entered into a definitive agreement to sell its Specialty Tapes business (“Tapes”) for a headline purchase price of $540 million, which will be subject to a number of closing adjustments. The Tapes business is currently operated within the Flexibles segment, and had annual revenues of $340 million in fiscal 2024 and $331 million in fiscal 2023. The transaction is expected to be completed by early 2025, subject to customary closing conditions. The Company anticipates a book gain will be recorded at the time of disposition, but is not calculable until the closing adjustments have been finalized.

Entry into Merger Agreement

On November 19, 2024, the Company announced that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amcor plc, a Jersey public company (“Amcor”) and Aurora Spirit, Inc., a Delaware corporation and wholly-owned subsidiary of Amcor (“Merger Sub”). The Merger Agreement provides for, among other things and subject to the satisfaction or waiver of specified conditions set forth therein, the merger of Merger Sub with and into Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Amcor. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock issued and outstanding (excluding shares held by the Company as treasury stock immediately prior to the Effective Time) will be converted into the right to receive 7.25 fully paid and nonassessable Amcor ordinary shares (and, if applicable, cash in lieu of fractional shares), less any applicable withholding taxes.

The completion of the Merger is subject to certain conditions, including: (i) the adoption of the Merger Agreement by the Company’s stockholders, (ii) the approval of the issuance of Amcor ordinary shares in the Merger by Amcor’s shareholders, (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of any agreement with either the Federal Trade Commission or Antitrust Division of the Department of Justice not to complete the Merger, (iv) the receipt of other required regulatory approvals, (v) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the completion of the Merger, (vi) the approval for listing of the Amcor ordinary shares to be issued in connection with the Merger on the New York Stock Exchange and the effectiveness of a registration statement on Form S-4 with respect to such ordinary shares, (vii) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (viii) performance in all material respects by each party of its respective obligations under the Merger Agreement and (ix) the absence of certain changes that have had, or would reasonably be expected to have, a material adverse effect with respect to each of the Company and Amcor.

Amcor will be required to pay the Company a termination fee equal to $260 million in specified circumstances, including if Amcor terminates the Merger Agreement to enter into a superior proposal or if the Company terminates the Merger Agreement following a change of recommendation by Amcor’s Board of Directors, in each case, subject to the terms and conditions of the Merger Agreement. The Company will be required to pay Amcor a termination fee equal to $260 million in specified circumstances, including if the Company terminates the Merger Agreement to enter into a superior proposal or if Amcor terminates the Merger Agreement following a change of recommendation by the Company’s Board of Directors, in each case, subject to the terms and conditions of the Merger Agreement.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Current Report on Form 8-K/A filed by the Company on November 19, 2024 and which is incorporated herein by reference.

As a result of the Merger, the distribution by the Company of the wholly-owned subsidiary that owned the HHNF business at the time of the spin-off (“Spinco”) that occurred on November 4, 2024 (the “Distribution”) may be a taxable transaction to the Company for U.S. federal income tax purposes.  If the Distribution were determined to be taxable to the Company, the taxable gain recognized by the Company, if any, would be immaterial based on the Company’s adjusted tax basis in Spinco immediately prior to the Distribution.

Other

In November 2024, the Company’s Board of Directors authorized a quarterly cash dividend of $0.31 per share. The first fiscal quarter payment will be paid on December 16, 2024 to shareholders of record as of December 2, 2024.